Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of First Mariner Bancorp on Form S-8 of our report dated February 14, 2004 appearing in the Annual Report on Form 10-K of First Mariner Bancorp for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland
January 24, 2005